EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 21st day of January, 2008.

BETWEEN:

CROSSHAIR EXPLORATION & MINING CORP., a British
Columbia company, having its principal business office at Suite
1240 - 1140 West Pender Street, Vancouver, British Columbia
V6E 4G1.

(the “Company”)

AND:

PAUL HOSFORD, businessman, of 22327 126th Avenue, Maple
Ridge, British Columbia V2X 2X8

(the “Executive”)

WHEREAS the Company wishes to employ the Executive to provide the services hereinafter described;

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth below the parties hereto agree as follows:

1.	SERVICES, POSITION AND TERM

(a)	The Company will employ the Executive, and the Executive will serve the Company, on the terms and conditions set out herein.

(b)

The Executive will hold the position of President and Chief Operating Officer, and perform those services normally or usually associated with the position of a senior executive officer, and such other duties consistent with the position of President and Chief Operating Officer as may from time to time reasonably be delegated to the Executive by the Company (the “Services”). The Executive acknowledges that the effective performance of the Services may require that the Executive travel from time to time as required by the Company. Without limiting the foregoing, the Executive acknowledges that he will be required to spend anywhere between 60 and 120 days per year either in the Company’s St. John’s office or in the field in Newfoundland and Labrador.

(c)

The Executive will be employed to perform the Services for a term commencing February 18, 2008 and the Executive’s employment will continue until terminated in accordance with the provisions of this Agreement (the “Term”).

2.	PERFORMANCE BY EXECUTIVE

The Executive will perform the Services in a competent and efficient manner, and will carry out all lawful instructions and directions from time to time given by the Company’s Board of Directors. The Executive will devote 100% of his working time and attention to the affairs of the Company.

3.	COMPENSATION AND BENEFITS

3.1	Salary

The Company will pay to the Executive an annual salary of C$250,000 (the “Salary”), less appropriate deductions and withholdings. The Company will review the Salary from time to time during the Term and may, in its sole discretion, increase the Salary.

3.2	Bonus

The Company will establish a target for an executive bonus of C$100,000 per year with the final amount being determined by the Company's Compensation Committee based upon the Executive's performance. Bonus payments are to be made semi-annually.

3.3	Incentive Plans

(a)	The Company shall grant the Executive:

(i)

on execution of this Agreement, an option to purchase 500,000 common shares in the capital stock of the Company (the “Initial Grant”) at a price of C$1.41 per share. The Initial Grant shall vest in accordance with the provisions of the Company’s stock option plan in effect as of the date of the Initial Grant.

(ii)

on the first anniversary of the date of the Initial Grant and each anniversary thereafter, an option to purchase 200,000 common shares in the capital stock of the Company (the “Annual Grant”). Each Annual Grant shall vest in accordance with the provisions of the Company’s stock option plan in effect as of the date of the Annual Grant.

(b)

The pricing of the options in each Annual Grant shall be at the market price of the common shares at the date of the Annual Grant in accordance with the provisions of the Company’s stock option plan in effect as of that date.

(c)

The Annual Grant is subject to the provision that the aggregate number of incentive stock options held by the Executive at any given time shall not exceed 5% of the number of issued and outstanding shares of the Company at such time.

(d)	The Company shall permit the Executive to participate in any other incentive compensation plan, retirement plan or similar plan offered by the Company from time to time to its senior executives generally in the manner and to the extent authorized by the Board of Directors of the Company.

(e)	The Initial Grant and each Annual Grant shall provide for expiry dates of no earlier than five years after the granting thereof.

All of the above is hereinafter collectively referred to as the “Option Commitment”.

3.4	Benefits

The Company shall provide the Executive with employee benefits comparable to those provided by the Company from time to time to other senior executives of the Company generally. These benefits are to include at least:

(a)	payment by the Company of C$300 per month to the Executive for the costs of comprehensive medical, dental and related coverage, until and unless the Company implements a Company-wide plan;

(b)	C$1,000,000 of term life insurance and accidental death insurance with proceeds payable to the Executive's estate or as otherwise directed by the Executive; and

(c)	payment by the Company of C$150 per month to the Executive towards the cost of membership dues at a downtown business or fitness club.

3.5	Vacation

The Executive will be entitled to annual vacation of four weeks during each year of the Term, unless otherwise mutually agreed by the Company and the Executive (the “Vacation”). Unused Vacation time may be carried forward into the immediate following calendar year and taken in that year as vacation time or as cash payment at the option of the Executive.

3.6	Expenses

The Company will reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive directly related to the performance by the Executive of the Services. The Executive will account for such expenses in accordance with the policies and directions of the Company’s board of directors.

4.	TERMINATION

4.1	Definitions

In this Agreement:

(a)	“Control Change” means the occurrence of both:

	(i)	the acquisition or continuing ownership of securities (“Convertible Securities”) convertible into, exchangeable for or representing the right to acquire shares of the Company and/or shares of the Company as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Business Corporations Act (British Columbia) with any such person, group of persons or any of such persons acting jointly or in concert (collectively, “Acquirors”), beneficially own shares of the Company and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, the Acquirors would beneficially own shares that would entitle the holders thereof to cast more than 20% of the votes attaching to all shares in the capital of the Company that may be cast to elect directors of the Company; and

	(ii)	the exercise of the voting power of all or any such shares so as to cause or result in the election of two or more directors of the Company who were not Incumbent Directors;

(b)

“Disability” means the inability of the Executive to substantially perform the Services for a continuous or cumulative period of four months in any 12 month period where such inability is a result of physical or mental illness or injury;

(c)	“Good Reason” shall include, without limitation, the occurrence of any of the following without the Executive’s written consent:

(i)

a change (other than those that are clearly consistent with a promotion) in the Executive’s position or duties (including any position or duties as a director of the Company), responsibilities (including, without limitation, to whom the Executive reports and who reports to the Executive), title or office in effect immediately prior to a Control Change;

(ii)

a reduction by the Company or any of its subsidiaries of the Executive’s salary, benefits or any other form of remuneration or any change in the basis upon which the Executive’s salary, benefits or any other form of remuneration payable by the Company or its subsidiaries is determined or any failure by the Company to increase the Executive’s salary, benefits or any other forms of remuneration payable by the Company or its subsidiaries in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to a Control Change or with practices implemented subsequent to a Control Change with respect to the senior executives of the Company and its subsidiaries, whichever is more favourable to the Executive;

(iii)

any failure by the Company or its subsidiaries to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate immediately prior to a Control Change, or the Company or its subsidiaries taking any action or failing to take any action that would adversely affect the Executive’s participation in or reduce his rights or benefits under or pursuant to any such plan, or the Company or its subsidiaries failing to increase or improve such rights or benefits on a basis consistent with practices in effect immediately prior to a Control Change or with practices implemented subsequent to a Control Change with respect to the senior executives of the Company and its subsidiaries, whichever is more favourable to the Executive;

(iv)

the Company or its subsidiaries relocating the Executive to any place other than the location at which he reported for work on a regular basis immediately prior to a Control Change or a place within 10 kilometres of that location, except for required travel on the Company’s or a subsidiary’s business to an extent substantially consistent with the Executive’s obligations immediately prior to a Control Change;

(v)

any failure by the Company or its subsidiaries to provide the Executive with the number of paid vacation days to which he was entitled immediately prior to a Control Change or the Company or its subsidiaries failing to increase such paid vacation on a basis consistent with practices in effect immediately prior to a Control Change or with practices implemented subsequent to a Control Change with respect to the senior executives of the Company and its subsidiaries, whichever is more favourable to the Executive;

(vi)

the Company or its subsidiaries taking any action to deprive the Executive of any material fringe benefit not hereinbefore mentioned and enjoyed by him immediately prior to a Control Change, or the Company or its subsidiaries failing to increase or improve such material fringe benefits on a basis consistent with practices in effect immediately prior to a Control Change or with practices implemented subsequent to a Control Change with respect to the senior executives of the Company and its subsidiaries, whichever is more favourable to the Executive;

(vii)	any breach by the Company of any provision of this Agreement;

(viii)

the good faith determination by the Executive that, as a result of a Control Change or any action or event thereafter, the Executive’s status or responsibility in the Company or its subsidiaries have been diminished or the Executive is being effectively prevented from carrying out his duties and responsibilities as they existed immediately prior to the Control Change; or

(ix)	the failure by the Company to obtain, in a form satisfactory to the Executive, an effective assumption of its obligations hereunder by any successor to the Company;

(d)	“Just Cause” means conduct of the Executive that constitutes just cause to terminate the Executive’s employment without any notice or compensation in lieu of notice at common law.

4.2	Payments in the Event of Termination Without Just Cause

If the employment of the Executive is terminated by the Company other than for Just Cause (and not by reason of Disability or death), then the Company will:

(a)	at the option of the Executive, provide to the Executive 24 months notice of termination (the “Notice Period”) or a lump sum payment amount equal to two times the annual Salary;

(b)

continue the Executive’s participation in the Incentive Plans and Benefits provided to the Executive immediately preceding the date of the termination (excluding any short or long term disability plan) until the earliest of the expiration of the Notice Period set out in Subsection 4.2(a) and the death of the Executive; and

(c)

maintain in effect the Executive’s right to purchase shares of the Company in accordance with Sections 3.3(a)(i) and 3.3(a)(ii) of this Agreement until the earliest of the expiration of the Notice Period set out in Subsection 4.2(a) and the death of the Executive.

4.3	Resignation by Executive

(a)

The Executive may resign from his employment under this Agreement by providing to the Company a minimum of one month’s and a maximum of three month’s prior written notice of such resignation and, in such case, the Executive will be entitled to exercise all options under the Option Commitment, or any other Plans and Programs, that will have vested as of the last full business day before the expiry of the period of notice of resignation given by the Executive.

(b)	Upon receipt of written notice of resignation under Subsection 4.3(a) of this Agreement, the Company may, at its option, earlier terminate the employment of the Executive in which case:

(i)

the Executive will be entitled to exercise all options under the Option Commitment, or any other Plans and Programs, that will have vested as of the last full business day before the expiry of the period of notice of resignation given by the Executive; and

(ii)

the Company will pay the Executive an amount equal to the Salary payable from the date of termination by the Company until the earlier of the date of resignation selected by the Executive and three months from the date the Executive gave notice of resignation.

(c)

Notwithstanding Subsections 4.3(a) and 4.3(b) of this Agreement, the Executive will be entitled to the payments and benefits set out in Section 4.2 of this Agreement if the Company does anything that constitutes a Good Reason and does anything that would constitute a constructive dismissal of the Executive by the Company as determined in accordance with common law.

4.4	Death and Disability

(a)	Death. If the Executive dies during the Term, then:

	(i)	employment of the Executive will terminate as of the date of death; and

	(ii)	the Company will pay to the estate of the Executive:

		a.	unpaid Salary, if any, up to the date of death;

b.

any compensation or benefits payable or owing to the Executive on or after death in accordance with the terms of any Incentive plans or Benefits plans in which the Executive is participating immediately prior to his death; and

c.

any options that were not purchased by the Executive pursuant to the Sections 3.3(a)(i) and 3.3(a)(ii) as of the date of death shall vest in accordance with Sections 3.3(a)(i) and 3.3(a)(ii) of this Agreement, and may thereafter be exercised by the estate of the Executive.

(b)	Disability. If the Executive suffers from a Disability during the Term, then the Executive will be entitled to compensation as set out in Subsection 4.2(a) of this Agreement; and:

(i)

continue to participate in any Incentive plans and to receive Benefits (other than Benefits relating to Disability) to which the Executive would have otherwise been entitled during the Notice Period; and

(ii)

any Benefits relating to Disability that the Executive is entitled to as determined by the terms and conditions of any applicable Benefit plans, provided that if the Executive receives any Benefits under this Subsection 4.4(b) during any portion of the Notice Period, then the Company will not be obligated to pay to the Executive the amounts covered by such Benefits that would otherwise be payable to the Executive under Subsection 4.4(b)(i).

4.5	Other Conditions

The obligations of the Company to the Executive on termination of employment of the Executive by the Company or by the Executive for any reason are subject to the following conditions:

(a)

the Company may at any time or from time to time amend or terminate any Benefits or Plans and Programs that are continued or available after the date of termination of the Executive provided that the subject Benefits or Plans and Programs are similarly terminated or amended for all executives of the Company;

(b)

the Executive will not be obligated to make reasonable efforts to find alternative employment for any period during which the Company is obligated to continue participation in Benefits and Plans and Programs under section 4, and the participation in Benefits and Plans and Programs pursuant to Section 4 will not be reduced or discontinued as a result of any employment of the Executive that commences after the employment of the Executive with the Company ceases;

(c)	the Executive shall not be prohibited in any manner whatsoever from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company.

(d)

The Company shall pay, to the full extent provided by law, without requiring the Executive first to pay such fees and expenses, all legal fees and expenses that the Executive, the Executive’s legal representatives or the Executive’s family may reasonably incur or face arising out of or in connection with this Agreement (but this Agreement only), including any litigation concerning the validity or enforceability of, or liability under, any provision of this Agreement or any action by the Executive, the Executive’s legal representatives or the Executive’s family to enforce his or their rights under the Agreement (but this Agreement only), regardless of the outcome of such litigation, and the Company agrees to pay interest, compounded quarterly, on the total unpaid amount payable under this Agreement, such interest to be calculated at a rate equal to 2% in excess of the prime commercial annual lending rate for Canadian dollar demand loans announced from time to time by the Royal Bank of Canada during the period of such non-payment.

4.6	Accelerated Vesting of Incentive Stock Options

Notwithstanding the vesting provisions set out in Sections 3.3(a)(i) and 3.3(a)(ii) and in any option agreement entered into by the Company and the Executive with respect to the Executive’s options under Section 3.3(a)(i) and 3.3(a)(ii), in the event of the termination of the employment of the Executive for any reason other than:

(a)	termination for Just Cause; or

(b)	the Executive being convicted of an indictable criminal offence in the nature of fraud,

(any termination of the Executive’s employment by the Company, other than for the reasons listed above, or any termination for reasons set out in Subsection 4.3(c), or by reason of the Executive’s Disability or death, being a “Non-Critical Termination”)

the Executive’s options under Section 3.3(a)(i) and 3.3(a)(ii) will be deemed to be fully vested and immediately exercisable on the first to occur of:

(c)

in the event of a Control Change that results from a takeover bid, on the date that the bidder takes up and pays for the Company shares under the subject bid or such earlier date as the Company’s Board of Directors may permit by resolution in accordance with the Company’s stock option plan in effect as of the date of the grant of such options;

(d)

in the event of a Control Change that results from some other transaction, on the date that the Company or its shareholders become subject to the principal transaction document governing the terms of the subject transaction; and

(e)	in the event of a Non-Critical Termination, on the date of termination, the date of Disability or the date of death, as the case may be.

For the purposes of sections 4.6(c) and 4.6(d) the Company agrees that it shall, in accordance with the terms of the stock option plan and in the event of a Control Change resulting from a negotiated takeover bid or similar transaction, and subject to the cooperation of the offeror, take all reasonable efforts to provide for a cashless exercise of such options and the conditional tender to any such takeover bid or similar transaction of the underlying shares issuable upon the exercise of such options, and to cause the options to fully vest and become immediately exercisable at the time of such exercise or conditional tender.

5.	GENERAL PROVISIONS

5.1	Enforceability and Severability

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties hereto, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The remainder of this Agreement will remain in full force and effect. In the event any such deemed restatement of any such provision prevents the accomplishment of a fundamental purpose of this Agreement, the Company and the Executive will immediately commence negotiations in good faith to provide the party which has been adversely affected by such restatement with value (in cash or in kind) equivalent to the value that such party would have received had such provision not been restated.

5.2	Assignment and Benefit

The Executive will not assign or transfer this Agreement or any rights or obligations hereunder. The Company may assign this Agreement to any successor to the Company and the provisions hereof will inure to the benefit of, and be binding upon, each successor of the Company, whether the successor arises by merger, consolidation or transfer of all or substantially all of its assets. This Agreement shall enure to the benefit of and be enforceable by the Executive’s successors and legal representatives.

5.3	Confidentiality and Assignment of Inventions Agreement and Indemnity Agreement.

Concurrently with the execution of this Agreement, the Company and the Employee will execute and deliver the Confidentiality and Assignment of Inventions Agreement and the Indemnity Agreement in the forms attached as Schedules “A” and “B” respectively to this Agreement. Neither party will disclose the details of these Agreements, or their existence without the prior consent of the other party.

5.4	Entire Agreement

This Agreement, including Schedules “A” and “B”, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written and whether express or implied, between the parties hereto. The Executive acknowledges and agrees that any prior agreements or representations, whether oral or written and whether express or implied, between the Executive and the Company, are hereby terminated and the Executive has no rights or entitlements under any such prior agreements or representations against the Company.

5.5	Notices

All notices, requests and other communications to any party hereunder will be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company, at

Suite 1240 - 1140 West Pender Street
Vancouver, B.C. V6E 4G1

If to the Executive, at:

22327 126th Avenue
Maple Ridge, B.C. V2X 2X8

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication will be deemed to have been given when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

5.6	Amendments and Waivers

No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, will be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent will be effective only in the specific instance and for the purpose for which given.

5.7	Headings

Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

5.8	Counterparts

This Agreement may be executed in counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement.

5.9	Canadian Dollars

All dollar amounts referred to herein will be in lawful currency of Canada.

5.10	Governing Law

This Agreement and its application and interpretation will be governed exclusively by the laws of British Columbia and the laws of Canada applicable in British Columbia.

5.11	Attornment

Each party will submit to the jurisdiction of the Supreme Court of British Columbia and all Courts having appellate jurisdiction thereover in any suit, action or other proceeding arising out of or relating to this Agreement commenced in such Court by one party against the other party (a “Permitted Action”), and each party waives and will not assert by way of motion as defence or otherwise in any Permitted Action, any claim that:

(a)	such party is not subject to the jurisdiction of such Court;

(b)	such permitted action is brought in an inconvenient forum;

(c)	the venue of such permitted action is improper; or

(d)	any subject matter of such permitted action may not be enforced in or by such Court.

In any suit or action brought to obtain a judgment for the recognition or enforcement of any final judgement rendered in a Permitted Action no party to this Agreement will seek, other than by way of appeal, in any Court of any jurisdiction any review pertaining to the merits of any Permitted Action, whether or not such party appears in or defends the Permitted Action.

5.12	Independent Legal Advice

The Executive hereby acknowledges that he has had the opportunity to obtain independent legal advice regarding this Agreement and has either obtained such advice or has waived his right to obtain such advice.

5.13	Survival

Section 4 of this Agreement will survive the termination of employment of the Executive and will continue in full force and effect.

5.14	Collection and Use of Personal Information

The Executive acknowledges that the Company will collect, use and disclose health and other personal information for employment and business related purposes. The Executive consents to the Company collecting, using and disclosing health and other personal information of the Executive for employment and business related purposes in accordance with the privacy policy of the Company.

5.15	Time

Time is of the essence.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

CROSSHAIR EXPLORATION & MINING CORP.

Per:
“Mark J. Morabito”
Authorized Signatory

Signed, Sealed and Delivered by PAUL	)
HOSFORD in the presence of:	)
)
“Julie Bolden”	)	“Paul Hosford”
Witness (Signature))		PAUL HOSFORD
)
Julie Bolden	)
Name	)
)
#220, 55 E. Cordova Street	)
Address	)
Vancouver, B.C. V6A 0A5)
)
)
Occupation	)

SCHEDULE “A”

CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS AGREEMENT

CROSSHAIR EXPLORATION & MINING CORP.
AND
PAUL HOSFORD

     This Confidentiality and Assignment of Inventions Agreement (“Agreement”) dated as of January 7, 2008.

Between:

CROSSHAIR EXPLORATION & MINING CORP.

(the “Company”)

And:

PAUL HOSFORD

(the “Employee”)

Whereas:

A.      The Employee acknowledges and agrees that the Company is in the business of mineral resource exploration. Because of the nature of the Company’s business, the Employee’s employment creates a relationship of confidence between the Employee and the Company with respect to certain information that gives the Company an advantage in its business and marketplace. In the course of carrying out and performing the Employee’s duties and responsibilities to the Company, the Employee will obtain access to and be entrusted with Confidential and Proprietary Information (as hereinafter defined) relating to the business and other affairs of the Company.

B.      The Company wants to protect its confidential and proprietary information and other information relating to the Company.

C.      The Company has agreed to employ the Employee in British Columbia, Canada.

     NOW THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties agree as follows:

1.0      Confidential Information

1.1      The Employee acknowledges that, by reason of his employment with the Company, he will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to “Company” shall mean the Company and its affiliates and subsidiaries. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of the Company (including the Employee) or received by the Company from an outside source which is maintained in confidence by the Company or any of its customers. Without limiting the generality of the foregoing, Confidential Information includes information of the Company pertaining to:

(i)

research and development plans or projects, data and reports; computer materials such as programs, instructions, source and object code, and printouts; formulas, inventions, developments and discoveries; product information, including testing information; business improvements and processes; marketing and selling plans; business opportunities, plans (whether pursued or not) and budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of employees; the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales calls, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(ii)

any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons; and

(iii)	financial information, including the Company’s costs, financing or debt arrangements, income, profits, salaries or wages.

1.2      The Employee acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.

1.3      The Employee agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by him or disclosed to him as a result of or in connection with his employment with the Company. The Employee agrees that, both during his employment and after the termination of his employment with the Company, he will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder or as may be consented to by prior written authorization of the Company’s President and Chief Executive Officer. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Employee in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

1.4      The Employee understands that the Company has from time to time in their possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Employee agrees that all such information shall be Confidential Information for the purposes of this Agreement.

1.5      For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and the Company shall be considered the author thereof.

1.6      The Employee represents and warrants that he has not brought and will not bring with him to the Company, and that he has not used and will not use, while performing his duties for the Company, any materials or documents of a former company which he is under a duty not to disclose. The Employee understands that, while employed by the Company, the Employee shall not breach any obligation or confidence or duty the Employee may have to a former Company and the Employee agrees that the Employee will fulfil all such obligations during the Employee’s employment with the Company.

1.7      The Employee represents and warrants that the Employee will not, to the best of the Employee’s knowledge and belief, use or cause to be incorporated in any of the Employee’s work product any data software, information, designs, techniques or know-how which the Employee or the Company does not have the right to use.

1.8      The Employee agrees that documents, copies, records and other property or materials made or received by the Employee that pertain to the business and affairs of the Company, including all Confidential Information which is in the Employee’s possession or under the Employee’s control are the property of the Company and that the Employee will return same and any copies of same to the Company immediately upon termination of the Employee’s employment or at any time upon the request of the Company.

2.0      Disclosure of Discoveries, Ideas and Inventions

2.1      Any new technology, knowledge or information developed by the Employee related to the business of the Company during the term of this Agreement shall be the exclusive property of the Company to the extent that such technology, knowledge or information is owned by the Employee.

2.2      The Employee acknowledges that all Confidential Information (as defined above) and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by him either alone or with others, during the course of his employment with the Company pursuant to this Agreement or any previous employment agreements or arrangements between the Employee and the Company, whether or not conceived, developed, reduced to practice or made during the Employee’s regular working hours or on the premises of the Company (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to the Company. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and the Company will be considered the author thereof.

2.3      The Employee represents and warrants that he does not claim rights in, or otherwise exclude from this Agreement, any Invention except as listed on Exhibit “A” hereto.

2.4      The Employee shall disclose promptly to the Company, its successors or assigns, any Inventions.

2.5      The Employee hereby assigns and agrees to assign all his rights, title and interest in the Inventions, to the Company or its nominee.

2.6      Whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect the Company’s interest in the Inventions and shall assist the Company in every proper way (entirely at the Company’s expense, including reimbursement to the Employee for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

2.7      The Employee hereby waives for the benefit of the Company and its successors and assigns any and all moral rights in respect of any Inventions.

3.0      Equitable Relief

3.1      The Employee agrees that, in the event he violates any of the restrictions referred to in Sections 1 or 2, the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

4.0      General Provisions

4.1      The Employee’s obligations in sections 1 and 2 of this Agreement shall continue beyond the Employee’s termination of employment.

4.2      This Agreement shall be governed by and interpreted under the laws of the Province of British Columbia and federal laws applicable therein.

4.3      In this Agreement, unless context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

4.4      This Agreement may be executed in counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

4.5      The provisions of this Agreement and parts thereof shall be regarded as severable, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

4.6      This Agreement may not be amended or modified except by a written instrument executed by the parties hereto.

4.7      The waiver of the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its or his, or her sole discretion.

4.8      The Employee’s rights and obligations under this Agreement shall not be transferable by him by assignment or otherwise. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation or the sale by the Company of its properties or assets; this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation, or any other entity to which such assets shall be transferred.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

CROSSHAIR EXPLORATION & MINING CORP.

Per:
“Mark J. Morabito”
Authorized Signatory

Signed, Sealed and Delivered by PAUL	)
HOSFORD in the presence of:	)
)
“Julie Bolden”	)	“Paul Hosford”
Witness (Signature))		PAUL HOSFORD
)
Julie Bolden	)
Name	)
)
#220, 55 E. Cordova Street	)
Address	)
Vancouver, B.C. V6A 0A5)
)
)
Occupation	)

Exhibit “A”

List of Excluded Inventions

None

See List Below

SCHEDULE “B”

INDEMNITY AGREEMENT

CROSSHAIR EXPLORATION & MINING CORP.
AND
PAUL HOSFORD

INDEMNITY AGREEMENT

THIS AGREEMENT made effective January 7, 2008 is between:

CROSSHAIR EXPLORATION & MINING CORP., a British
Columbia company, having its principal business office at Suite
1240 - 1140 West Pender Street, Vancouver, British Columbia
V6E 4G1

(the “Company”)

AND

PAUL HOSFORD, businessman, of 22327 126th Avenue, Maple
Ridge, British Columbia V2X 2X8

(the “Indemnitee”)

BACKGROUND

A.      The Company was incorporated or otherwise recognized under the Business Corporations Act (BC)(“Act”).

B.      The Indemnitee is or may become a director or officer of the Company.

C.      At the request of the Company, the Indemnitee is or may become a director or officer of, or act in a similar capacity for, a corporation, partnership, association, syndicate, joint venture, trust or other organization, whether incorporated or unincorporated (an “Other Entity”).

D.      The Company has requested the Indemnitee to serve or to continue to serve as a director or officer of the Company or Other Entity and the Indemnitee has agreed to do so on the terms of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.      General Indemnity. Except in the case of the gross negligence or wilful misconduct of the Indemnitee in connection with the duties of the Indemnitee as a director or officer of the Company or Other Entity, the Company will indemnify and hold harmless the Indemnitee and the heirs, executors, administrators and other legal representatives of the Indemnitee (each of which is included in any reference in this Agreement to the Indemnitee) against and from all liabilities, losses, damages, costs, fees, charges, disbursements, fines, penalties and expenses of any kind, regardless of when or how they arose including, without limiting the generality of the foregoing, all fees, charges and disbursements for the services of any experts, all legal fees, charges and disbursements on a solicitor and client basis and any amount paid to settle any actions or to satisfy any judgments, (any and all of the foregoing being hereinafter referred to as “Liabilities”) which the Indemnitee may sustain, pay or incur as a result of or in connection with any manner of action, suit, proceeding, claim, demand, order or investigation (whether civil, criminal, administrative or otherwise, including, without limiting the generality of the foregoing, any and all appeals and whether made by any person, firm, corporation, government, or by any governmental department, body, commission, board, bureau, agency or instrumentality (any and all of the foregoing being hereinafter referred to as an “Action”) to which the Indemnitee is made or threatened to be made a party, for or in respect to any act done or step taken or alleged to have been done or step taken or alleged to have been done or taken, or not done or taken or alleged not to have been done or taken, in the course of or arising from carrying out or conducting the Indemnitee’s duties as, or the fact that the Indemnitee is, a director or officer of the Company or Other Entity.

2.      Specific Indemnity for Statutory Obligations. In particular, and without in any way limiting the generality of paragraph 1 of this Agreement, the Company will indemnify and hold the Indemnitee harmless against and from all Liabilities at any time imposed upon or at any time made against the Indemnitee under the Act, the Securities Act (British Columbia), the Securities Act of 1933 (United States), the Securities Exchange Act of 1934 (United States), the Bankruptcy and Insolvency Act (Canada), the Income Tax Act (Canada) and under any other federal, state, provincial, regional, county or municipal legislation or any re-enactment or amendment of that legislation and which in any way involve the business or affairs of the Company or Other Entity.

3.      Taxation Indemnity. Without limiting the generality of paragraphs 1 and 2, the Company agrees that with respect to taxes and other similar charges however designated, levied by governments and by agencies and divisions of governments, whether federal, state, provincial, regional, county or municipal:

(a)

the Company will abide by, and use its reasonable efforts to cause the Other Entity to abide by, all laws, by-laws, legislative requirements and regulatory requirements of any government or any agency or division of any federal, state, provincial, regional, county or municipal government, relating to the ownership of the Company and to any business conducted by the Company or Other Entity; and

(b)

to the extent that the Indemnitee becomes responsible for the preparation or filing of any report or return to any government or any agency or division of any federal, state, provincial, regional, county or municipal government, the Company will supply and will use its reasonable efforts to cause the Other Entity to supply, all necessary information for that preparation and filing, and will be responsible for paying all charges, costs and expenses, including those of accountants, appraisers, lawyers and other consultants, relating to that preparation and filing.

4.      Payment of Expenses. At the request of the Indemnitee, all expenses incurred or to be incurred by the Indemnitee in connection with an Action covered under this Agreement will be paid by the Company in advance, as permitted by the Act to enable the Indemnitee to properly investigate, defend or appeal the Action.

5.      Notices of Proceedings.

(a)

The Indemnitee will give written notice to the Company upon the Indemnitee being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Action involving the Company or the Other Entity or the Indemnitee which may result in a claim for indemnification under this Agreement.

(b)

The Company will give written notice to the Indemnitee, upon the Company or the Other Entity being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Action involving the Indemnitee.

(c)

Failure by either party to notify the other of any Action will not relieve the Company from liability under this Agreement except to the extent that the failure materially prejudices the Indemnitee or the Company.

6.      Subrogation. Promptly after receiving notice of any Action or threatened Action from the Indemnitee, the Company may, and upon the written request of the Indemnitee will, promptly assume the defence of the Action and on behalf of the Indemnitee will retain counsel who is reasonably satisfactory to the Indemnitee to represent the Indemnitee in respect of the Action. If the Company assumes conduct of the defence on behalf of the Indemnitee, the Indemnitee consents to the conduct thereof and to any action taken by the Company, in good faith, in connection therewith and the Indemnitee will fully cooperate in the defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel and testifying and divulging to the Company all information reasonably required to defend or prosecute the Action.

7.      Separate Counsel. In connection with an Action, the Indemnitee will have the right to employ separate counsel of the Indemnitee’s choosing and to participate in the defence thereof but the fees and disbursements of the separate counsel will be at the Indemnitee’s expense unless:

(a)

counsel chosen by the Company to represent the Indemnitee reasonably determines that there are legal defences available to the Indemnitee that are different from or in addition to those available to the Company or the Other Entity or that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable;

(b)	the Company has not assumed the defence of the Action and employed counsel reasonably satisfactory to the Indemnitee within a reasonable period of time after receiving notice of the Action; or

(c)	employment of the separate counsel has been authorized by the Company;

in which event the fees and disbursements of the separate counsel will be paid by the Company.

8.      Settlement of Claim. No admission of liability and no settlement of an Action or threatened Action in a manner adverse to the Indemnitee will be made without the consent of the Indemnitee, such consent not to be unreasonably withheld. No admission of liability will be made by the Indemnitee without the consent of the Company and the Company will not be liable for any settlement of any Action or threatened Action made without its consent, such consent not to be unreasonably withheld.

9.      Determination of Right to Indemnification. If the payment of an indemnity under this Agreement requires the approval of a court, under the provisions of the Act or otherwise, either the Company or, if the Company does not do so, the Indemnitee, may apply to a court of competent jurisdiction for an order approving the indemnity by the Company of the Indemnitee under this Agreement.

10.      Notices. All notices, requests and other communications to any party hereunder will be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company, at

Suite 1240 - 1140 West Pender Street
Vancouver, B.C. V6E 4G1

If to the Executive, at:

22327 126th Avenue
Maple Ridge, B.C. V2X 2X8

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication will be deemed to have been given when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

11.      Survival of Covenants. The indemnity in this Agreement will survive the termination of the Indemnitee’s position as a director or officer of the Company or Other Entity and will continue in full force and effect after that time.

12.      Insolvency. The liability of the Company under this Agreement will not be affected, discharged, impaired, mitigated or released by the discharge or release of the Indemnitee in any bankruptcy, insolvency, receivership or other similar proceeding of creditors.

13.      Time for Payment. All monies to be paid under this Agreement will be paid within 30 days of becoming payable.

14.      Severability. If any term of this Agreement is determined to be invalid or unenforceable, in whole or in part, the invalidity or unenforceability will attach only to that term or part term,

and the remaining part of the term and all other terms of this Agreement will continue in full force and effect. The parties will negotiate in good faith to agree to a substitute term that will be as close as possible to the intention of any invalid or unenforceable term while being valid and enforceable. The invalidity or unenforceability of any term in any particular jurisdiction will not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

15.      Further Acts. Each party agrees to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

16.      Enurement. This Agreement enures to the benefit and is binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

17.      Independent Legal Advice. The Indemnitee acknowledges having been advised to obtain independent legal advice with respect to entering into this Agreement, that the Indemnitee has obtained independent legal advice or has expressly decided not to seek that advice, and that the Indemnitee is entering into this Agreement with full knowledge of the contents of it, of the Indemnitee’s own free will and with full capacity to do so.

18.      Time. Time will be of the essence.

19.      Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with British Columbia law and applicable Canadian law and will be treated in all respects as a British Columbia contract.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement as of the day and year first written above.

CROSSHAIR EXPLORATION & MINING CORP.

Per:
“Mark J. Morabito”
Authorized Signatory

Signed, Sealed and Delivered by PAUL	)
HOSFORD in the presence of:	)
)
“Julie Bolden	)	“Paul Hosford”
Witness (Signature))		PAUL HOSFORD
)
Julie Bolden	)
Name	)
)
#220, 55 E. Cordova Street	)
Address	)
Vancouver, B.C. V6A 0A5)
)
)
Occupation	)